AGREEMENT OF LEASE

                     Agreement of Lease, made as of the 22nd day of September, 1998, between L & P FEED, INC., a New York corporation with its office at 17 Amity Point, Cilfton Park, New York 12065, hereinafter referred to as Landlord, and NORTHEAST ONE STOP, INC., a New York corporation with its office at 7 Northway Lane, Latham, New York 12110, hereinafter referred to as Tenant.

                              W I T N E S S E T H :

                     1.        DEMISED PREMISES:

                     1.01. Landlord hereby leases to Tenant and Tenant hereby hires from Landlord, the premises (hereinafter referred to as the Demised Premises) consisting of a commercial building, containing approximately 46,450 square feet, (the Building) and parking lot suitably identified on Exhibit I, annexed hereto and by this reference made a part hereof and commonly known as 7 Northway Lane, Latham, New York (the "Parcel"), together with any and all rights, privileges, easements and appurtenances belonging thereto.

                     2.        TERM:

                     2.01. The term of this Lease shall be for five (5) years, commencing on the 1st day of October, 1998 (the Commencement Date) and terminating on the 30th day of September, 2003.

                     3.        RENT:

                     3.01. Tenant agrees to pay Landlord, during the term aforesaid, an annual rental as hereinafter provided:

                     A. For the first year of the term the sum of One Hundred Forty-Four Thousand and 00/100ths Dollars ($144,000.00), payable in equal, monthly installments of Twelve Thousand and 00/100ths Dollars ($12,000.00) each on the first day of each month of said term, in advance;

                     B. For the second through the fifth year of the term the sum of One Hundred Eighty Thousand and 00/100ths Dollars ($180,000.00), payable in equal, monthly installments of Fifteen

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Thousand and 00/100ths Dollars  ($15,000.00) each on the first day of each month of said term, in advance.

                     4.        USE OF PREMISES:

                     4.01. Tenant may use and occupy the Demised Premises and the Building thereon for the purposes of offices, sales, distribution and warehousing, and for no other purpose or purposes.

                     4.02. Tenant will not, nor will it permit, any other persons to do anything or, bring anything in or upon the Demised Premises or to be kept therein, which will in any way increase the rate of fire insurance on the Demised Premises, nor use or permit the Demised Premises to be used for any purpose which would cause an increase in the rate of fire insurance on the Demised Premises.

                     5.        TAXES:

                     5.01. In addition to the annual rental provided for in Article "3" hereof, Tenant agrees to pay to Landlord as additional rent all property taxes, water and sewer rents, rates and charges, and assessments, which may be levied or assessed against the Demised Premises by any lawful authority for the period of the term of this Lease. Landlord agrees that Tenant shall have the right to contest the amount of or legality of any taxes which it is obligated to pay, and the right to make application for the reduction thereof or of any assessment upon which the same may be based, but this shall not be deemed or construed in any way as releasing or discharging Tenant's covenant to pay such taxes. Landlord shall, at the request of Tenant, join in any such proceedings or application. If any refund or reduction is made to Landlord, such refund or reduction shall be credited against the payments of additional rent due thereafter. Should the State of New York or any political subdivision thereof or any governmental authority having jurisdiction thereover, impose a tax and/or assessment (other than a net income or franchise tax) upon or against the rental payable by Tenant to Landlord, or any other tax which is intended in whole or in part as a substitute for the

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current  method of real estate  taxation,  such tax and/or  assessment  shall be deemed to constitute a tax and/or assessment against the Demised Premises for the purpose of this Article.

                     5.02. Upon receipt of all tax bills and assessment bills attributable to any calendar year during the term hereof, Landlord shall furnish Tenant with a written statement of the amount due from Tenant's for taxes and assessments of such year. Tenant shall pay to Landlord said amount within ten (10) days from the receipt of said statement. Tenant shall be responsible for payment of taxes hereunder from the Commencement Date of this Lease. In the event Landlord is required under a mortgage covering the Demised Premises to escrow real estate taxes, Landlord may require Tenant to pay the aforesaid taxes and assessments during the term hereof in monthly installments on or before the first day of each calendar month, in advance, in an amount estimated by said mortgagee. If the total amount paid by Tenant under this Article during the term of this Lease shall be less than the actual amount due from Tenant for any calendar year thereof, as shown on such statement, Tenant shall pay to Landlord the deficiency within ten (10) days after demand therefor by Landlord; and if the total amount paid by Tenant hereunder for any such calendar year shall exceed such amount due from Tenant for such calendar year, Tenant shall be entitled to offset the excess against payments next thereafter become due under this Article 5. For the calendar years in which this Lease commences and terminates, the provisions of this Article shall apply and Tenant's liability for the taxes and assessments for any such year shall be subject to a pro rata adjustment based on the number of days of any such year during which term of this Lease is in effect. A copy of a tax bill or assessment bill submitted by Landlord to Tenant shall at all times be sufficient evidence of the amount of taxes and/or assessments levied or assessed against the property to which such bill relates. Prior to or at the commencement of the term of this Lease and from time to time

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thereafter  throughout the term hereof,  Landlord shall notify Tenant in writing
of  Landlord's   estimate  of  Tenant's  monthly   installments  due  hereunder.
Landlord's and Tenant's obligations under this Article shall survive the expiration of the term of this Lease.

                     5.03. Nothing herein contained is intended to make the Tenant responsible for franchise, corporate or partnership taxes which are charged to the Landlord, including excise, inheritance, capital levy, transfer or income, profits or revenue, upon income of Landlord, except that, in the event of the passage of any statute, act or law as the result of which Landlord becomes obligated to pay any income tax or any other tax, charge, levy, assessment or imposition, in lieu or place of any general tax, school tax, or other real estate tax or assessment, which would otherwise be levied against and/or become a lien upon the Demised Premises, such tax, charge, levy, assessment or imposition shall be payable by Tenant as provided for by this Article "5".

                     6.        INSURANCE:

                     6.01. Tenant agrees to carry comprehensive commercial general liability insurance on an occurrence basis on the Demised Premises during the term hereof, covering Tenant and covering Landlord as an additional insured with terms and companies reasonably satisfactory to Landlord, but in any event including coverage for Tenant's indemnity to Landlord contained in Article "19" of this Lease, for limits of not less than Three Million ($3,000,000.00) Dollars for bodily injury and property damage arising out of any one occurrence and providing that Landlord and Tenant shall be given a minimum of thirty (30) days written notice by the insurance company prior to cancellation, termination or change in such insurance. Tenant shall provide Landlord with copies of the policies or certificates evidencing that all insurance coverage provided for herein is in full force and effect and stating the terms thereof. Tenant's insurance carrier shall be licensed to do business in the State of New York and shall have a

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policyholder's  rating of not less than A+V in the most recent edition of Best's
Insurance Reports.

                     6.02. Landlord shall carry during the term hereof insurance for fire, extended coverage, vandalism, malicious mischief, and such other hazards Landlord or Landlord's first mortgagee may require, insuring improvements located on the Demised Premises and all appurtenances thereto (excluding Tenant's merchandise, trade fixtures, furnishings, equipment, personal property and Tenant's work) for not less than the full insurable value thereof. Tenant agrees to reimburse Landlord, as additional rent herein, the cost of the premiums for such insurance within twenty (20) days from the receipt from Landlord of a written statement for such amount which shall be accompanied by a copy of the bill of the insurance carrier for same. Tenant shall be responsible for payment of insurance premiums from the Commencement Date of this Lease.

                     6.03. Tenant shall be responsible for the maintenance of the plate glass and doors in or on the Demised Premises but shall have the option either to insure the risk or to self insure.

                     7.01.     ALTERATIONS:

                     7.01.     Tenant   may   not   make   any    installations,
alterations or additions in or to the Demised Premises without the consent of Landlord, which consent will not be unreasonably withheld or delayed.

                     7.02 Tenant is leasing the Demised Premises in an "as is" condition.

                     8.        REPAIRS AND MAINTENANCE:

                     8.01. The Tenant shall take good care of the Demised Premises, maintain same including landscaping, grass cutting, ice and snow removal and shall, at Tenant's own cost and expense, make all repairs, except repairs to the roof, foundation, exterior walls and other structural elements which shall be Landlord's responsibility, unless said structural repairs are required as a result of the negligence of the Tenant, its agents, servants and/or

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employees,  and at the end or other expiration of the term, shall deliver up the
Demised Premises in good order and condition, damage by the elements and ordinary wear and tear excepted.

                     9.        DESTRUCTION BY FIRE OR OTHER CASUALTY:

                     9.01. In the event the Demised Premises are hereafter damaged or destroyed or rendered partially untenantable for their accustomed uses by fire or other casualty insured or required to be insured under the coverage which Landlord is obligated to carry pursuant to Article "6" hereof, then Landlord shall promptly repair said premises and restore the same to substantially the condition in which they were immediately prior to the happening of such casualty, and from the date of such casualty until the Demised Premises are so repaired and restored, annual rental payments, except for taxes or charges due under Article "5" and "6" hereof, shall abate in such proportion as the part of the Demised Premises thus destroyed or rendered untenantable bears to the total Demised Premises. In the event, however, that either Landlord or Tenant reasonably determines that such damage cannot be repaired and/or the Demised Premises made tenantable within ninety (90) days from the date of the occurrence thereof, either Landlord or Tenant may cancel this Lease within thirty (30) days after the date of such damages, by giving written notice as provided in the next Article "26" of this Lease.

                     10.       SIGNS:

                     10.01. Landlord grants to Tenant the right to install a sign upon the Demised Premises of whatever size permitted by the zoning laws of the Town of Colonie, New York. Tenant shall neither place, nor cause, or allow to be placed any other sign or signs upon the Demised Premises without the approval of Landlord, which approval will not be unreasonably withheld, and the approval, if necessary, of municipal authorities. In the case that Landlord shall deem it necessary to remove any such sign or signs in order to make any repairs or alterations or improvements in or upon the

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Demised  Premises or building or any part thereof,  the Landlord  shall have the right to do so, providing the same be removed and replaced at the Landlord's expense, whenever the said repairs, alterations or improvements shall be completed. Notwithstanding the foregoing, Tenant shall have the right during the term of this Lease and any renewal term, at its own cost and expense, to place on or more descriptive signs advertising Tenant's business on any of the exterior windows of the Building if permitted by local laws.

                     11.       UTILITIES:

                     11.01. Tenant shall be responsible for payment of all utilities servicing the Demised Premises, including but not limited to electric, gas, sewer, and water.

                     12.       ASSIGNMENT OF LEASE:

                     12.01. Tenant may not sublet or assign this Lease without the Landlord's consent, which consent will not be unreasonably withheld or delayed after Tenant notifies Landlord of its intention to assign or sublet. If within twenty (20) days after Tenant's notice, Landlord shall have failed to either approve or disapprove (and in the case of disapproval, set forth the reasons therefore) Tenant's proposed assignment or subletting, such assignment or subletting shall be deemed to have been approved. It is further agreed that no assignment or sublease shall be effective unless the assignee or sublessee agrees directly with the Landlord to perform Tenant's obligations under this Lease. Notwithstanding any permitted assignment or subletting, no further assignment or subletting may be made without Landlord's consent and, in all events, Tenant shall remain fully and primarily liable for the payment of all rent, additional rent and the performance of all the terms, covenants and conditions contained herein jointly and severally with such assignee or sublessee. Landlord's dealing with an assignee or sublessee shall not affect the continued liability of the Tenant under this Lease. Notwithstanding the foregoing, this Lease may be assigned, or the Demised Premises may be sublet,

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in whole or in part,  without  Landlord's prior consent,  (a) to any corporation into or with which Tenant may be merged or consolidated, or (b) to any corporation which shall be an affiliate, subsidiary, parent or successor of Tenant, or of a corporation into or with which Tenant may be merged or consolidated.

                     13.       COMPLIANCE WITH LAWS:

                     13.01. Except as otherwise provided herein, Tenant shall comply with all laws, orders and regulations of federal, state, county and municipal authorities, and with any direction pursuant to law of any public officer thereof, which shall impose any violation, order or duty upon Landlord or Tenant resulting from the use and occupancy of the Demised Premises by Tenant. Tenant shall have the right, upon giving notice to Landlord, to contest any obligations imposed upon Tenant pursuant to the provisions of this Article, and to defer compliance during the pendency of such contest, provided that the failure of Tenant to so comply will not subject Landlord to prosecution or criminal penalty. Landlord shall comply with any such laws, orders, regulations, directions and rules in respect to the Demised Premises, other than those imposing an obligation upon Tenant as aforesaid, subject, however, to the right of Landlord similarly to contest as aforesaid and defer compliance during the pendency of such contest.

                     14.       SUBORDINATION:

                     14.01. This instrument shall not be a lien against said Demised Premises with respect to any first mortgage that is now on or that hereafter may be placed against said Demised Premises, and upon the recording of such mortgage or mortgages, the same shall have preference and precedence and be superior and prior in lien to this Lease, irrespective of the date or recording of the same and the Tenant agrees to execute any such instrument, without cost, which may be deemed necessary or desirable to further effect the subordination of this Lease to any such mortgage, and a refusal

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to execute such instrument shall entitle the Landlord, or the Landlord's assigns and legal representatives to the option of cancelling this Lease without incurring any expense or damage and the term hereby granted is expressly limited accordingly, provided, however, that a non-disturbance agreement shall have first been entered into in respect to such mortgage that is now on or that
hereinafter   may  be   placed   against   the   Demised   Premises.   The  term
"non-disturbance agreement" as used in this Article shall mean an agreement in recordable form between the Tenant and the holder of any mortgage lien, which shall provide, in substance, that the Tenant shall attorn to any such mortgagee and that as long as Tenant is not in default under this Lease beyond any period given to Tenant to cure such default, such holder will not name or join Tenant as a party defendant or otherwise in any suit, action or proceeding to enforce, nor will this Lease be terminated or otherwise affected by enforcement of, any rights given to such holder pursuant to the terms, covenants or conditions contained in such mortgage or mortgages, or any other documents held by such holder or any rights given to such holder as a matter of law. Tenant agrees to make minor, reasonable changes to this Lease as may be required by any such mortgagee, provided such mortgagee is a recognized lending institution and the said changes do not modify the substance of this agreement.

                     15.       WAIVER OF REDEMPTION:

                     15.01. Tenant hereby expressly waives any and all rights of redemption granted by or under any present or future laws in the event of Tenant being dispossessed or removed from the Demised Premises because of default by Tenant pursuant to the covenants or agreements contained in this Lease.

                     16.       DEFAULT:

                     16.01. (a) It is expressly understood and agreed that in case the Demised Premises shall be deserted or vacated, or if default be made in the payment of the rent or additional rent or

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any part  thereof  as  herein  specified,  or if,  without  the  consent  of the
Landlord, the Tenant shall sell, assign, or mortgage this Lease or if default be made in the performance of any of the covenants and agreements in this Lease contained on the part of the Tenant to be kept and performed, or if the Tenant shall fail to comply with any of the statutes, ordinances, rules, orders, regulations and requirements of the Federal, State and local governments or of any and all their departments or bureaus, applicable to the Demised Premises, or if the Tenant shall file or there shall be filed against Tenant a petition in bankruptcy or arrangement, or under any insolvency laws now or hereinafter enacted, or Tenant be adjudicated a bankrupt or make an assignment for the benefit of the creditors to take advantage of any insolvency act, the Landlord may, if the Landlord so elects, and may at any time thereafter terminate this Lease and the term hereof, on giving to the Tenant thirty (30) days notice in writing to cure such default, or if such default cannot be cured within thirty
(30) days, Tenant does not commence to cure such default within thirty (30) days and diligently pursues the same to completion thereafter, except in the case of non-payment of rent said notice shall require a cure within ten (10) days and for non-payment of additional rent, said notice shall require a cure within twenty (20) days, and if such default is not so cured, this Lease and the term hereof shall expire and come to an end on the date fixed in such notice as if the said date were the date originally fixed in this Lease for the expiration hereof, and Landlord may re-enter the Demised Premises and dispossess or remove Tenant or any other occupant of the Demised Premises by summary proceedings or otherwise, and remove their effects and hold the Demised Premises as if this Lease had not been made, but without prejudice to Landlord's remedies, on account thereof as set forth in paragraph (b) below. Tenant acknowledges that Tenant has read and is fully familiar with this Article "17" of the Lease and that in the event of any default with respect to

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payment of rent or  additional  rent by Tenant after notice is given as required herein, Landlord may forthwith enter, take possession and operate the Demised Premises.

                     (b) In the event of such dispossession, termination or removal and notwithstanding such action or the termination of this Lease, (i) the Tenant shall be liable forthwith to pay the rent and additional rent payable under this Lease up to the date of such dispossession, removal or termination,
(ii) Landlord may re-let the Demised Premises, or any part or parts thereof, either in the name of Landlord or otherwise, for a term or terms which may, at the option of Landlord, be less than or exceed the period which would otherwise have constituted the balance of the term of this Lease and may grant concessions or free rent for a reasonable time; (iii) Tenant shall pay to Landlord as liquidated damages for the failure of Tenant to observe and perform the covenants and agreements of Tenant under this Lease, any deficiency between the rent and additional rent payable by Tenant under this Lease and the net amount, if any, of the rents collected on account of the Lease or Leases of the Demised Premises for each month of the period which would otherwise have constituted the balance of the term of this Lease, (iv) amounts received by Landlord after reletting shall first be applied against Landlord's expenses incurred in any reletting, until the same are recovered, and until such recovery, Tenant shall pay, as of each day when a payment would fall due under this Lease, the amount which Tenant is obligated to pay under the terms of this Lease (Tenant's liability prior to any such reletting and such recovery not in any way to be diminished as a result of the fact that such reletting might be for a rent higher than the rent provided for in this Lease); when and if such expenses have been completely recovered, the amounts received from reletting by Landlord as have not previously been applied shall be credited against Tenant's obligations as of each day when a payment would fall due under this Lease, and only the net amount thereof

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shall be payable by Tenant;  further,  amounts  received by  Landlord  from such reletting for any period shall be credited only against obligations of Tenant allocable to such period, and shall not be credited against obligations of Tenant hereunder accruing subsequent or prior to such period; nor shall any credit of any kind be due for any period after the date when the term of this Lease is scheduled to expire according to its terms. Landlord may make such reasonable alterations, repairs, replacements and decorations in the Demised Premises as Landlord considers advisable and necessary for the purpose of reletting the Demised Premises, and the making of such alterations and decorations shall not operate or be construed to release Tenant from liability under this Lease. The failure or refusal of Landlord to re-let the Demised Premises or any part thereof shall not release or affect the liability of Tenant for damages under this Lease, however Landlord shall use reasonable effort to re-let the Demised Premises. Landlord shall in no event be liable in any way whatsoever for inability to re-let the Demised Premises or, in the event that the Demised Premises are re-let, for inability to collect the rent under such reletting.

                     (c) After default of payment of rent, or violation of any other provision of this Lease, or expiration thereof, the Tenant moves out or is dispossessed and fails to remove any trade fixture or other property prior to such said default, removal, expiration of Lease, or prior to the issuance of the final order or execution of the warrant, then in that event, the said fixtures and properties shall be deemed abandoned by the said Tenant and shall become the property of the Landlord.

                     17.       CURING DEFAULT:

                     17.01. If Tenant shall default in the observance or performance of any covenant or agreement of this Lease on the part of Tenant to be observed or performed, beyond any period given to Tenant to cure such default, and after reasonable notice and

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demand, Landlord may perform the same for the account of Tenant, and if Landlord makes any  reasonable  expenditures  or incurs any obligation for the payment of money  in  connection  therewith,  including,  but not  limited  to,  reasonable
attorneys'  fees  in  instituting,   prosecuting  or  defending  any  action  or
proceeding, including bankruptcy proceedings involving Tenant as a debtor, such expenditures paid, or obligations incurred, with interest and costs, shall be deemed to be additional rent and shall be paid by Tenant to Landlord within ten
(10) days of rendition to Tenant of any bill or statement therefor.

                     18.       EMINENT DOMAIN:

                     18.01. If the whole of the Demised Premises shall be acquired or condemned by Eminent Domain for any public or quasi-public use or purpose, then in that event, the term of this Lease shall cease and terminate from the date of title vesting in such proceeding.

                     18.02. In the event of a Taking of less than the whole of the Demised Premises, this Lease shall cease and expire with respect to the portion of the Demised Premises taken, upon vesting of title as a result of the Taking, and if in the reasonable opinion of Tenant, such taking renders the Demised Premises not suitable for the use for which it was being utilized immediately prior thereto, Tenant may elect to terminate this Lease by giving notice to Landlord to such election not more than forty-five (45) days after receipt by Tenant of notice of the Taking, stating the date of termination, which date of termination shall be not more than thirty (30) days after the date on which such notice to Landlord is given, and upon the date specified in such notice to Landlord, this Lease and the term hereof shall cease and expire. If Tenant does not elect to terminate this Lease as aforesaid (i) the annual rent payable under this Lease shall be reduced to an amount to be determined by multiplying the annual rent by a fraction, the numerator of which is the area of the Demised

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Premises  remaining after the Taking,  and the denominator of which is the total area of the Demised Premises immediately preceding the Taking, and (ii) after the determination of Landlord's award on account of the Taking, Landlord shall expend as much of the award as necessary to restore the portion of the improvements remaining after the Taking, to a complete architectural unit substantially the same as to the condition and tenantability prior to the taking for the use and occupancy of the Tenant. Should the net amount so awarded to Landlord be insufficient to cover the cost of restoring the Demised Premises, in the reasonable estimate of Landlord, Landlord may, but shall have no obligation to, supply the amount of such insufficiency and restore the Demised Premises to such an architectural unit, with all reasonable diligence, or Landlord may terminate this Lease by giving notice to Tenant not later than a reasonable time after Landlord has determined the estimated net amount which may be awarded to Landlord and the estimated cost of such restoration.

                     18.03. In the event of a Taking of the Demised Premises or any part thereof, Landlord shall have and hereby reserves and excepts, and Tenant hereby grants and assigns to Landlord, all rights to recover for damages to the Demised Premises, the Building in which the same are located, and the leasehold interest hereby created, and to compensation accrued or hereafter to accrue by reason of such Taking, as aforesaid, and by way of confirming the foregoing, Tenant hereby grants and assigns, and covenants with Landlord to grant and assign, to Landlord all rights to such damages or compensation. Nothing contained herein shall be construed to prevent Tenant from prosecuting in any condemnation proceedings any claims permitted by law to recover for relocation expenses, loss of business, or depreciation to, or cost of removable trade fixtures, furniture and other personal property belonging to Tenant, or any alterations which are of the nature that would remain the property of Tenant, provided that such action shall not affect the amount of compensation otherwise recoverable by Landlord from the Taking Authority.

                     19.       INDEMNIFICATIONS:

                     19.01. Tenant does hereby covenant and agree with said Landlord that it will indemnify and save harmless Landlord from and against any and all liability, damage, penalties or judgments arising from injury to person or property sustained by anyone in and about the Demised Premises resulting from any act or acts of omission or commission of Tenant, or Tenant's officers, agents, servants, employees, contractors, or assignees. Tenant shall, at its own cost and expense, defend any and all suits or actions (just or unjust) which may be brought against Landlord or in which Landlord may be impleaded with others upon any such above-mentioned matter, claim or claims, except as may result from any act or acts of omission or commission of Landlord, or Landlord's officers, agents, servants, employees, assignees or contractors.

                     20.       END OF TERM:

                     20.01. Upon expiration or other termination of the term of this Lease, Tenant shall quit and surrender to Landlord the Demised Premises, broom clean, in good order and condition, reasonable wear and tear and damage by fire or other casualty excepted.

                     21.       QUIET ENJOYMENT:

                     21.01. Landlord covenants and agrees that Tenant may peaceably and quietly enjoy the Demised Premises, subject, however, to the covenants and agreements contained in this Lease.

                     22.       NO WAIVER:

                     22.01. The failure of Landlord to seek redress for violation of, or to insist upon the strict performance of, any covenant or agreement contained in this Lease shall not prevent a similar subsequent act from constituting a default under this Lease. This Lease contains the entire agreement between the parties, and cannot be changed, modified, or amended unless such change, modification or amendment is in writing and signed by the party against whom enforcement of such change, modification or amendment is sought.

                     22.02. No payment by Tenant, or acceptance by Landlord, of a lesser amount than shall be due from Tenant to Landlord shall be treated otherwise than as a payment on account. The acceptance by Landlord of a check for a lesser amount with an endorsement or statement thereon, or upon any letter accompanying such check, that such lesser amount is payment in full, shall be given no effect, and Landlord may accept such check without prejudice to any other rights or remedies which Landlord may have against Tenant.

                     23.       WAIVER OF TRIAL BY JURY AND COUNTERCLAIMS:

                     23.01. Landlord and Tenant agree that they shall, and they hereby do, waive trial by jury in any action, proceeding or counterclaim brought by either of the parties hereto against the other on any matters whatsoever arising out of, or in any way connected with, this Lease. If Landlord commences any summary proceeding for non-payment of rent or additional rent, Tenant will not interpose any counterclaim in such proceeding unless such counterclaim arises out of, or is in any way connected with this Lease.

                     24.       MEMORANDUM OF LEASE:

                     24.01. Upon request of either party to this Lease, Landlord and Tenant agree to execute and deliver a memorandum of this Lease and a memorandum of any modification of this Lease, in recordable form, containing the information required by Section 291-c and 291-cc of the Real Property Law of the State of New York.

                     25.       INSPECTION OF PREMISES:

                     25.01. The Tenant agrees that the Landlord and its agents and/or representatives shall have the right to enter into and upon Demised Premises, or any part thereof, at all reasonable hours and upon reasonable notice (except in the case of an emergency) for the purpose of examining the same, or making such repairs or alterations therein as may be necessary for the safety and preservation thereof, provided that such entry shall not unreasonably inconvenience Tenant in its operation and use of the Demised Premises.

                     25.02 The Tenant also agrees to permit during the last six (6) months of the term of this Lease at all reasonable times and upon reasonable notice, the Landlord or the Landlord's agents to show the Demised Premises to persons wishing to lease the same, provided that such entry shall not unreasonably inconvenience Tenant and its operation and use of the Demised Premises.

                     26.       NOTICES:

                     26.01. Any notice or demand required to be given under this Lease, or pursuant to any law or governmental regulations, by Landlord to Tenant or by Tenant to Landlord shall be in writing. Unless otherwise required by law or governmental regulations, any such notice or demand shall be deemed given if sent by registered or certified mail, enclosed in a secure postage prepaid wrapper, addressed (i) to Landlord, at the address of Landlord first hereinabove set forth, or such other address as Landlord may designate by notice to Tenant, or (ii) to Tenant, at the address of Tenant first hereinabove set forth or such other address as Tenant may designate by notice to Landlord.

                     26.02. After receiving notice from any person, firm or other entity that it holds a mortgage which includes the Demised Premises as part of the mortgaged premises, no notice from Tenant to Landlord shall be effective unless and until a copy of the same is given to such holder, and the curing of any of Landlord's default by such holder shall be treated as performance by Landlord.

                     27.       CAPTIONS:

                     27.01. The captions preceding the Articles of this Lease are inserted only as a matter of convenience and for reference and in no way define, limit or describe the scope of this Lease nor the intent of any provision of this Lease.

                     28.       SUCCESSOR AND ASSIGNS:

                     28.01. The covenants and agreements contained in this Lease shall bind and inure to the benefit of Landlord and the heirs, personal representatives, successors and assigns of Landlord, and Tenant and its successors and assigns.

                     29.       MISCELLANEOUS:

                     29.01. The covenants of the Landlord contained in this Lease shall be binding upon Landlord and Landlord's successors in title only with respect to breaches occurring during the Landlord's and Landlord's successors in title only with respect to breaches occurring during Landlord's and Landlord's successors' respective ownership of Landlord's interest in the Demised Premises, and the Tenant specifically agrees to look solely to Landlord's equity interest in the property of which the Demised Premises are a part for the recovery of any judgment against Landlord. There shall be absolutely no personal liability of persons, partnerships, firms, corporations or other entities who at any time constitute the Landlord with respect to any of the terms, covenants, conditions and provisions of this Lease.

                     29.02. If any term or provision of this Lease, or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Lease shall be valid and be enforced to the fullest extent permitted by law.

                     29.03. This Lease and the obligation of Tenant to pay rent hereunder and perform all of the other covenants and agreements hereunder on part of Tenant to be performed shall in no way be affected, impaired or excused because Landlord is unable to perform any of the obligations of Landlord in this Lease where the inability to so perform is due to causes beyond Landlord's reasonable control.

                     29.04.    Landlord  and  Tenant   understand,   agree,  and
acknowledge that:

                     (a) This Lease has been freely negotiated by both parties; and

                     (b) That, in any controversy, dispute, or contest over the meaning, interpretation, validity, or enforceability of this Lease or any of its terms or conditions, there shall be no inference, presumption, or conclusion drawn whatsoever against either party by virtue of that party having drafted this Lease or any portion thereof.

                     29.05 Tenant will not suffer or permit, during the term herein granted, or any extensions thereof, any mechanic's or other liens for work, labor, services or materials to attach to the Demised Premises or to any portion thereof; and that whenever and as often, if ever, as any such lien or liens shall be filed, or shall attach, Tenant will, within sixty (60) days thereafter, either pay the same or procure the cancellation thereof by giving security, or in such a manner as is or may be prescribed by law.

                     30.       EXTENDED TERM:

                     30.01. Tenant shall have the right, provided this Lease has not been terminated pursuant to any of the provisions contained herein, to elect to extend the term of this Lease for an additional five (5) year term; such extended term to be upon the same terms, covenants and agreements as in this Lease provided, with the exception that the annual rent shall increase to Two Hundred Ten Thousand and 00/100ths ($210,000.00) Dollars per annum, payable in equal monthly installments of Seventeen Thousand Five Hundred and 00/100ths ($17,500.00) Dollars on the first day of each and every month of said extended term, in advance. If Tenant so elects to extend the term of this Lease, Tenant shall give notice thereof to Landlord, at least One (1) year prior to the expiration date of the original term thereof.

                     31.       OPTION TO PURCHASE:

                     31.01. Landlord hereby grants to Tenant an option to purchase the Demised Premises, at any time during the original five year Lease term for the fair market value thereof, less ten (10) percent. Tenant may exercise said option by written notice to Landlord at least sixty (60) days prior to the requested date for closing and the parties shall have thirty (30) days to agree on a fair market value. In the absence of such agreement of fair market value within thirty (30) days of Tenant's notice to purchase, both Landlord and Tenant shall each immediately order an independent MAI appraisal to be completed within thirty (30) days. Said appraisal shall provide a fair market value of comparable buildings in the Town of Colonie, New York area. If the two appraisals obtained are five percent (5%) or less apart, Landlord shall be obligated to establish the fair market value of the Premises at the average of the two (2) appraisals less ten percent (10%). In the event the two (2) appraisals obtained are more than five percent (5%) apart then the two (2) appraisers shall immediately secure a third MAI appraisal and the fair market value of the Demised Premises shall be determined by the majority opinion of said three appraisers. Both Landlord and Tenant shall each be responsible for the cost of their respective appraisal reports and share equally in the cost of the third appraisal report, if any.

                     31.02 In the event that Tenant exercises the option granted herein, the sale and transfer of the Demised Premises shall be governed by the following terms and conditions:

                     A. The purchase price shall be paid by wire transfer or certified bank officer's check at the time of transfer of title.

                     B. The Landlord shall convey the Demised Premises to the Tenant by Bargain and Sale Deed with Covenant against Grantor in proper form for recording, which deed shall include the covenant required by Subdivision "5" of Section 13 of the Lien Law. The said deed shall be prepared, duly signed by the Landlord, signature acknowledged and have any transfer tax stamps in the proper amount affixed thereto, all at the Landlord's expense, so as to convey to the Tenant the fee simple of the Demised Premises free and clear of all liens and encumbrances, except as herein stated.

                     C. The Landlord shall convey the Demised Premises subject to: all covenants, conditions, restrictions and easements of record; zoning and environmental protection laws; any unpaid installments of street and improvement assessments payable after the date of the transfer of title of the premises; any state of facts which an inspection and/or accurate survey may show, provided that this does not render the title to the premises unmarketable.

                     D. Landlord may pay and discharge any liens and encumbrances not provided for herein out of the monies paid by Tenant on the transfer of title.

                     E. The Buildings on the premises shall be sold "as is" without warranty as to condition, express or implied, in their condition on the date of transfer of title.

                     F. Tenant covenants that it shall pay all Rent, Additional Rent, and other charges that accrue pursuant to this Lease up to and including the date of the Closing.

                     G. Transfer of title is to be completed at the office of D'Agostino, Hoblock, Greisler & Siegal, P.C., 39 North Pearl Street, Albany, New York 12207, or such other place as is mutually convenient to the parties hereto.

                     32.       RIGHT OF FIRST REFUSAL.

                     32.01 If Landlord shall desire to sell the fee ownership of the Demised Premises, to any unrelated person or entity, Landlord shall be required to secure from such unrelated person or entity a bona fide offer in writing for the purchase thereof for a monetary consideration, immediate or deferred, subscribed by the offeror and promptly submit a photocopy of the same to Tenant. Tenant shall have a period of twenty (20) days after receipt thereof within which to elect to purchase the Demised Premises from Landlord upon the same terms and provisions and at the price contained in said bona fide offer. However, if that offer is made during the original term of the Lease, Tenant shall have the option to exercise the right to purchase under the terms set forth in Article "31" hereof. If Tenant elects to purchase the Demised Premises under the offer received pursuant to this Article, Tenant shall notify Landlord in writing within said 20-day period, shall designate the date, time and place of closing, and the closing shall be governed by the terms and conditions as set forth in the Article "31.02, subparagraphs A through G." In the event that Seller elects not to purchase the Demised Premises under the offer and Seller sells the Demised Premises to a third party, the sale shall be subject to the terms of this Lease.

                     33.       EXECUTION OF LEASE BY LANDLORD:

                     33.01. The submission of this document for examination and negotiation does not constitute an offer to lease, or a reservation of, or option for, the Demised Premises and this document becomes effective and binding only upon the execution and delivery hereof by Landlord and by Tenant. All negotiations, considerations, representations and understandings between Landlord and Tenant are incorporated herein and may be modified or altered only by agreement in writing between Landlord and Tenant, and no act or omission of any employee or other agent of Landlord shall alter, change or modify any of the provisions hereof.

                     34.       TENANT AUTHORITY TO EXECUTE LEASE:

                     34.01. Tenant represents and warrants that it is duly formed and in good standing, and has full corporate or partnership power and authority, as the case may be, to enter into this Lease and has taken all corporate or partnership action, as the case may be, necessary to carry out the transaction contemplated herein, so that when executed, this Lease constitutes a valid and binding obligation enforceable in accordance with its terms. Tenant shall provide Landlord with corporate resolutions or other proof in a form acceptable to Landlord, authorizing the execution of the Lease at the time of such execution.

                     IN WITNESS WHEREOF, the Landlord and Tenant have signed these presents to be signed by its duly authorized partner or officer as of the date and year first above written.


                                              L & P FEED, INC.



                                          By: /s/ LOUIS J. DELSIGNORE
                                              -----------------------------
                                                  Louis J. DelSignore
                                                  President



                                              NORTHEAST ONE STOP, INC.



                                          By: /s/ LOUIS J. DELSIGNORE
                                              -----------------------------
                                                  Louis J. DelSignore
                                                  President
LEASES\ARCH2.LSE

STATE OF NEW YORK     )
COUNTY OF ALBANY      )         ss.:



                     On this 22 day of September, 1998, before me personally came LOUIS J. DELSIGNORE, to me known, who being by me duly sworn, did depose and say that he resides at Clifton Park, New York; that he is the President of L & P FEEDS, INC., the corporation described in, and which executed the above instrument by order of the Board of Directors of said corporation and that he signed his name thereto by like order.

                             /s/
                             ----------------------------------
                             Notary Public, State of New York
                             Qualified in Albany County
                             My Commission Expires:






STATE OF NEW YORK     )
COUNTY OF ALBANY      )         ss.:

                     On this 22 day of September, 1998, before me personally came LOUIS J. DELSIGNORE, to me known, who being by me duly sworn, did depose and say that he resides at Clifton Park, New York; that he is the President of NORTHEAST ONE STOP, INC., the corporation described in, and which executed the above instrument by order of the Board of Directors of said corporation and that he signed his name thereto by like order.


                             /s/
                             ----------------------------------
                             Notary Public, State of New York
                             Qualified in Albany County
                             My Commission Expires:

                                                       MAP OF DEMISED PREMISES

                                    EXHIBIT I

                            NORTHEAST ONE STOP, INC.
                                 INDEX TO LEASE

ARTICLE                       CAPTION                                   PAGE
-------                       -------                                   ----
1                       DEMISED PREMISES                                 1
2                       TERM                                             1
3                       RENT                                             1
4                       USE OF PREMISES                                  2
5                       TAXES                                            2
6                       INSURANCE                                        4
7                       ALTERATIONS                                      5
8                       REPAIRS AND MAINTENANCE                          5
9                       DESTRUCTION BY FIRE OR
                            OTHER CASUALTY                               5
10                      SIGNS                                            6
11                      UTILITIES                                        6
12                      ASSIGNMENT OF LEASE                              7
13                      COMPLIANCE WITH LAWS                             7
14                      SUBORDINATION                                    8
15                      WAIVER OF REDEMPTION                             9
16                      DEFAULT                                          9
17                      CURING DEFAULTS                                  12
18                      EMINENT DOMAIN                                   12
19                      INDEMNIFICATIONS                                 13
20                      END OF TERM                                      13
21                      QUIET ENJOYMENT                                  13
22                      NO WAIVER                                        14
23                      WAIVER OF TRIAL BY JURY
                            AND COUNTERCLAIMS                            14
24                      MEMORANDUM OF LEASE                              16
25                      INSPECTION OF PREMISES                           16
26                      NOTICES                                          16
27                      CAPTIONS                                         17
28                      SUCCESSORS AND ASSIGNS                           17
29                      MISCELLANEOUS                                    17
30                      EXTENDED TERM                                    18
31                      OPTION TO PURCHASE                               19
32                      RIGHT OF FIRST REFUSAL                           20
33                      EXECUTION OF LEASE BY LANDLORD                   21
34                      TENANT AUTHORITY TO
                            EXECUTE LEASE                                21